NETWORK-1 TECHNOLOGIES, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190719

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated October 17, 2013)

This is a prospectus supplement to our prospectus dated October 17, 2013 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 6,324,661 shares of our common stock, including shares issuable upon exercise of outstanding warrants.  On October 23, 2013, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” referenced on pages 7-16 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is October 24, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       October 23, 2013

Network-1 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15288	11-3027591

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

445 Park Avenue, Suite 1020, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5770

Network-1 Security Solutions, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events

On October 23, 2013, Network-1 Securities Solutions, Inc. issued a press release announcing that it had changed its name to Network-1 Technologies, Inc. and will trade under the new symbol “NTIP” effective on the opening of the market on Thursday, October 24, 2013.  The press release is attached as Exhibit 99.1 hereto.

Item 9.01       Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 23, 2013

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 TECHNOLOGIES, INC.

Dated: October 23, 2013	By:	/s/ Corey M. Horowitz
Name: Corey M. Horowitz
Title: Chairman and Chief Executive Officer

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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770

NETWORK-1 ANNOUNCES NAME AND TRADING SYMBOL CHANGE

New York, New York October 23, 2013—Network-1 Security Solutions, Inc. (OTCBB) has announced a name change to Network-1 Technologies, Inc. and will trade under the new symbol “NTIP” effective on opening of the market on Thursday, October 24, 2013.  The name change better reflects the nature of Network-1’s business as a company engaged in the development, licensing and protection of its intellectual property assets.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies.   It currently owns nineteen (19) patents covering various technologies including patents covering (i) the delivery of power over Ethernet (PoE) cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services; and (iv) systems and methods for the transmission of audio, video and data over computer and telephony networks.  Network-1 currently has sixteen (16) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Cisco Linksys, Inc., Extreme Networks, Inc., Netgear Inc., Motorola Solutions, Inc., Allied Telesis, Inc., NEC Corporation and several other data networking vendors.  The Remote Power Patent covers the remote delivery of power over Ethernet networks.  The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020. In addition, Network-1 seeks to acquire additional intellectual property assets and enter into strategic relationships with third parties to monetize their intellectual property assets.  During 2013 Network-1 has acquired thirteen (13) patents as well as six (6) pending patent applications.